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                                                                    EXHIBIT 99

PACIFICORP                                                       SCOTTISHPOWER

                                                             November 30, 1999
                                                         FOR IMMEDIATE RELEASE
For further information, contact:
Rachel Sherrard, ScottishPower (media)          503-813-5688
Dave Kvamme, PacifiCorp (media)                 503-813-7279
Scott Hibbs, PacifiCorp (investor relations)    503-813-7222

                 SCOTTISHPOWER AND PACIFICORP COMPLETE MERGER

PORTLAND, Ore. -- ScottishPower and PacifiCorp today announced the successful completion of their merger, the first of its kind between utilities in the United States and the United Kingdom.

"This merger marks a significant milestone in the histories of our companies," said Alan Richardson, PacifiCorp's new chief executive officer. "We set out to complete this merger in under a year and we are delighted to have achieved our objective."

Richardson, who has been in the western U.S. for the past year added, "We will now focus on the task of integrating the two companies to ensure that we deliver benefits for customers, employees and shareholders. We believe that ScottishPower's proven expertise in transforming businesses can build on PacifiCorp's strengths to create one of the top ten investor-owned U.S. electric utilities."

From today, former PacifiCorp Chairman and CEO Keith McKennon joins the ScottishPower Board as a non-executive Deputy Chairman and Nolan Karras and Robert Miller, previously PacifiCorp non-executive directors, will also join the ScottishPower Board as non-executive directors. Richard O'Brien will continue as Chief Operating Officer of PacifiCorp and is confirmed as President.

"We are pleased to have completed the merger," said McKennon. "I am confident the combination of ScottishPower and PacifiCorp will mean good things for our customers and for the communities we serve. It gives PacifiCorp the additional resources we need to become a premier energy service company in the West, a strategic focus we first launched more than a year ago."

Richardson added, "We are committed to working in partnership with customers and community leaders to build PacifiCorp into an energy leader that will be highly regarded for superior customer service and its commitment to employees, the environment and the communities it serves."

The combined group will be among the world's top investor-owned electricity companies with a market capitalization of approximately $17 billion and around
7.5 million customers across the western U.S., the U.K. and Australia. The company will continue to be known as PacifiCorp in the U.S., and U.S. headquarters will continue to be in Portland, Oregon.

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Under the terms of the merger, each PacifiCorp share has been exchanged for
0.58 American Depository Receipts or 2.32 ordinary shares of ScottishPower. ScottishPower's issued ordinary share capital is increasing from 1,147 million shares to approximately 1,837 million shares. Based on the closing price of ScottishPower shares on Nov. 29, 1999, this values PacifiCorp at approximately $6.5 billion.

PacifiCorp shareholders will have until Dec. 29, 1999 to elect to receive ScottishPower ordinary shares rather than ScottishPower American Depository Shares in exchange for their PacifiCorp shares. ScottishPower's exchange agent, the Bank of New York, will mail transmittal materials and an election form shortly.

PacifiCorp will pay a pre-completion dividend based upon the daily equivalent of its current $1.08 annual dividend for the days elapsed from Nov. 15, 1999 to Nov. 28, 1999 (the day before filing of the articles of merger).

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EDITOR'S NOTES:

1. PacifiCorp serves 1.5 million electricity customers in Oregon, Utah, Wyoming, Washington, Idaho and California. It has one of the most extensive transmission systems in the U.S. and owns 8,445 megawatts of low-cost thermal and hydroelectric generation. PacifiCorp also serves 560,000 electricity customers in the Australian states of Victoria, New South Wales and Queensland, through its subsidiary Powercor.

2. ScottishPower serves 5.5 million customers - about one in five British households. The company's activities span the generation, transmission, distribution and supply of electricity, gas supply, water and wastewater services and telecommunications. ScottishPower is one of the largest industrial groups in the UK with a market capitalization of almost
      $11 billion pre merger.

3. The last day of trading on the New York Stock Exchange for PacifiCorp stock was Nov. 29, 1999.